Exhibit 99.1
INDEX TO FINANCIAL STATEMENTS

Page

GLG
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as of September 30, 2007 (unaudited) and December 31, 2006 and 2005	F-3
Combined Statements of Operations for the nine months ended September 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006, 2005 and 2004	F-4
Combined Statements of Changes in Members’ Equity for the nine months ended September 30, 2007 (unaudited) and the years ended December 31, 2006, 2005 and 2004	F-5
Combined Statements of Cash Flows for the nine months ended September 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006, 2005 and 2004	F-6
Notes to Combined Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

TO the Directors and existing equity holders (Principals, Trustees and Non-Controlling Interest Holders) of GLG Partners LP, GLG Partners Limited, GLG Holdings Limited, GLG Partners Asset Management Limited, GLG Partners Services LP, GLG Partners Services Limited, GLG Partners (Cayman) Limited, GLG Partners Corp, Laurel Heights LLP, Lavender Heights LLP, Mount Granite Limited, Mount Garnet Limited, Albacrest Corporation and Betapoint Corporation

We have audited the accompanying combined balance sheets of the entities listed above as of December 31, 2006 and 2005, and the related combined statements of operations, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the management of the above listed entities. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States (“US”)). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the internal control over financial reporting of the above listed entities. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting of the above listed entities. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the above listed entities at December 31, 2006 and 2005, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 2006, in conformity with US generally accepted accounting principles.

/s/ Ernst & Young LLP

London, England
August 24, 2007,
except for Note 12, as to which the date is
November 8, 2007

GLG

COMBINED BALANCE SHEETS
(US dollars in thousands)

	As of
	September 30,	As of December 31,
	2007	2006	2005
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$391,732	$273,148	$236,261
Fees receivable	40,687	251,963	246,179
Prepaid expenses and other assets	32,647	25,944	9,385

Total Current Assets	465,066	551,055	491,825
Non-Current Assets
Investments	163	201	225
Property and equipment (net of accumulated depreciation and amortization of $11,669, $10,117 and $8,243 respectively)	8,966	6,121	3,290

Total Non-Current Assets	9,129	6,322	3,515

Total Assets	$474,195	$557,377	$495,340

Liabilities and Members’ Equity
Current Liabilities
Rebates and sub-administration fees payable	$19,473	$19,146	$15,436
Accrued compensation and benefits	63,199	102,507	247,745
Income taxes payable	19,038	25,094	21,712
Distributions payable	71,311	9,310	1,125
Accounts payable and other accruals	14,753	19,716	14,723
Other liabilities	3,654	5,100	—

Total Current Liabilities	191,428	180,873	300,741
Non-Current Liabilities
Loan payable	13,000	13,000	13,000
Minority Interest	2,031	1,552	1,370

Total Non-Current Liabilities	15,031	14,552	14,370

Commitments and Contingencies	—	—	—
Total Liabilities	206,459	195,425	315,111
Members’ Equity
Members’ equity	264,081	359,046	179,167
Accumulated other comprehensive income	3,655	2,906	1,062

Total Members’ Equity	267,736	361,952	180,229

Total Liabilities and Members’ Equity	$474,195	$557,377	$495,340

The accompanying notes are an integral part of these combined financial statements.

GLG

COMBINED STATEMENTS OF OPERATIONS
(US dollars in thousands)

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)

Net revenues and other income
Management fees, net	$198,892	$129,981	$186,273	$137,958	$138,988
Performance fees, net	343,835	177,047	394,740	279,405	178,024
Administration fees, net	42,986	25,050	34,814	311	—
Transaction charges	—	—	—	184,252	191,585
Other	7,875	1,883	5,039	1,476	6,110

Total net revenues and other income	593,588	333,961	620,866	603,402	514,707
Expenses
Employee compensation and benefits	(110,526)	(118,194)	(168,386)	(345,918)	(196,784)
General, administrative and other	(79,634)	(43,721)	(68,404)	(64,032)	(42,002)

	(190,160)	(161,915)	(236,790)	(409,950)	(238,786)
Income from operations	403,428	172,046	384,076	193,452	275,921
Interest income, net	4,694	3,603	4,657	2,795	519

Income before income taxes	408,122	175,649	388,733	196,247	276,440
Income taxes	(33,020)	(14,803)	(29,225)	(25,345)	(48,372)

Net income	375,102	160,846	359,508	170,902	228,068
Less minority interest	(479)	(267)	(182)	(652)	(329)

Net income applicable to equity interest holders	$374,623	$160,579	$359,326	$170,250	$227,739

The accompanying notes are an integral part of these combined financial statements.

GLG

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(US dollars in thousands)

			Total
	Members’	Accumulated Other	Members’
	Equity	Comprehensive Income	Equity

Balance as of January 1, 2004	$110,903	$1,819	$112,722
Comprehensive income
Net income attributable to Members	227,739	—	227,739
Foreign currency translation	—	718	718

Total comprehensive income	227,739	718	228,457
Distributions to Principals and Trustees	(223,199)	—	(223,199)
Distributions to Non-Controlling Interest Holders	—	—	—

Balance as of December 31, 2004	115,443	2,537	117,980
Comprehensive income
Net income attributable to Members	170,250	—	170,250
Foreign currency translation	—	(1,475)	(1,475)

Total comprehensive income	170,250	(1,475)	168,775
Capital contributions	5	—	5
Distributions to Principals and Trustees	(106,531)	—	(106,531)
Distributions to Non-Controlling Interest Holders	—	—	—

Balance as of December 31, 2005	179,167	1,062	180,229
Comprehensive income
Net income attributable to Members	359,326	—	359,326
Foreign currency translation	—	1,844	1,844

Total comprehensive income	359,326	1,844	361,170
Capital contributions	914	—	914
Distributions to Principals and Trustees	(165,705)	—	(165,705)
Distributions to Non-Controlling Interest Holders	(14,656)	—	(14,656)

Balance as of December 31, 2006	359,046	2,906	361,952
(unaudited)
Comprehensive income
Net income attributable to Members	374,623	—	374,623
Foreign currency translation	—	749	749

Total comprehensive income	374,623	749	375,372
Capital Contributions	487	—	487
Distributions to Principals and Trustees	(254,331)	—	(254,331)
Distributions to Non-Controlling Interest Holders	(215,744)	—	(215,744)

Balance as of September 30, 2007	$264,081	$3,655	$267,736

The accompanying notes are an integral part of these combined financial statements.

GLG

COMBINED STATEMENTS OF CASH FLOWS
(US dollars in thousands)

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities
Net income	$375,102	$160,846	$359,508	$170,902	$228,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,552	1,171	1,874	1,685	2,347
Cash flows due to changes in
Fees receivable	211,275	222,950	(5,784)	(82,944)	(24,132)
Investments	38	32	24	34	(25)
Prepaid expenses and other assets	(6,703)	(5,746)	(16,559)	(3,006)	5,657
Rebates and sub-administration fees payable	327	(3,296)	3,710	6,201	(1,358)
Accrued compensation and benefits	(39,308)	(187,435)	(145,238)	121,894	100,812
Income taxes payable	(6,056)	(5,973)	3,382	(9,901)	(3,025)
Distributions payable	—	—	8,185	—	1,125
Accounts payable and other accruals	(4,963)	2,625	4,993	3,654	(13,378)
Other liabilities	(1,446)	3,972	5,100	—	—

Net cash provided by operating activities	529,818	189,146	219,195	208,519	296,091
Cash Flows From Investing Activities
Purchase of property and equipment	(4,397)	(1,728)	(4,704)	(634)	(2,887)

Net cash used in investing activities	(4,397)	(1,728)	(4,704)	(634)	(2,887)
Cash Flows From Financing Activities
Capital contributions	487	817	914	5	—
Distributions to Principals and Trustees	(254,331)	(148,533)	(165,706)	(106,531)	(222,074)
Distributions to Non-Controlling Interest Holders	(153,742)	(4,407)	(14,656)	—	—

Net cash used in financing activities	(407,586)	(152,123)	(179,448)	(106,526)	(222,074)
Net increase in cash and cash equivalents	117,835	35,295	35,043	101,359	71,130
Effect of foreign currency translation on cash	749	1,154	1,844	(1,476)	(407)
Cash and cash equivalents at beginning of period	273,148	236,261	236,261	136,378	65,655

Cash and cash equivalents at end of period	$391,732	$272,710	$273,148	$236,261	$136,378

Supplementary cash flow disclosure
Interest paid	$(608)	$(528)	$(766)	$(534)	$(291)
Income taxes paid	(29,963)	(20,775)	(22,754)	(35,245)	(51,397)

The accompanying notes are an integral part of these combined financial statements.

GLG
Notes to the Combined Financial Statements
(US Dollars in thousands)

1.	Organization and Basis of Presentation

GLG is a leading alternative asset manager based in London which offers its clients a broad range of investment products and account management services. GLG’s primary business is to provide investment management advisory services for various investment funds and companies (the “GLG Funds”). GLG derives revenue primarily from management fees and administration fees charged to the GLG Funds and accounts it manages based on the value of assets in these funds and accounts, and performance fees charged to the GLG Funds and accounts it manages based on the performance of these funds and accounts. GLG was founded in September 1995 as a division of Lehman Brothers International (Europe) and became a separate legal entity in September 2000, with a subsidiary of Lehman Brothers Holdings Inc. initially holding a 20% (currently 15.3%) minority interest in GLG. Lehman is amongst a wide range of service providers who provide, on an arm’s-length basis, brokering and other services to GLG’s Funds.

GLG is comprised of all of the entities (the “GLG Entities”) engaged in the above business under common control or management of the three managing directors of GLG, Noam Gottesman, Pierre Lagrange and Emmanuel Roman (the “Principals”) and Leslie J. Schreyer in his capacity as trustee of the Gottesman GLG Trust, G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust and Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust (the “Trustees”), which are trusts established by each of the principals for the benefit of himself and his respective family. In particular, the GLG Entities combined in these financial statements are GLG Partners LP, GLG Partners Limited, GLG Holdings Limited, GLG Partners Asset Management Limited, GLG Partners Services LP, GLG Partners Services Limited, GLG Partners (Cayman) Limited, GLG Partners Corp, Laurel Heights LLP, Lavender Heights LLP, Mount Granite Limited, Mount Garnet Limited, GLG Holdings Inc., GLG Inc, Albacrest Corporation, Betapoint Corporation, Sage Summit LP, Sage Summit Ltd, Blue Hill Summit Ltd, Lavender Heights Capital LP and Green Hill Summit Ltd.

GLG consolidates GLG Holdings Inc. and GLG Inc. pursuant to the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities, since they are variable interest entities and GLG is the Primary Beneficiary. GLG Holdings Inc. is the holding company (and acts solely as a holding company) for GLG Inc., an independently owned dedicated research and administrative services provider based in New York with 29 personnel. GLG Inc. provides dedicated research and administrative services to GLG Partners LP with respect to GLG’s U.S.-focused investment strategies. The consolidated assets of GLG Holdings Inc. and GLG Inc. include total assets of $2,935, $6,189, and $8,432 as at December 31, 2004, 2005 and 2006, respectively, and $7,785 and $10,147 as at September 30, 2006 and 2007, respectively.

On January 1, 2002, the share capital of GLG Inc. was transferred from GLG Partners Services Ltd. to GLG Holdings, Inc., a holding company and a wholly-owned subsidiary of an unaffiliated Bermuda charitable foundation. Also, on this date GLG Inc. and GLG Partners LP entered into a new service agreement for the provision of research services by GLG Inc. The principal terms of the service agreement are such that GLG maintains significant continuing involvement with GLG Inc. and the ability to influence its financial and operating policies. Therefore, this transaction has not been recognized as a divestiture for accounting purposes only. GLG Holdings Inc. funded the acquisition of GLG Inc. with promissory notes now held by GLG Partners Services LP. GLG Inc. issued additional promissory notes now held by GLG Partners Services LP to fund its operations. The promissory notes issued by GLG Holdings Inc. are secured by the pledge of 100% of the issued and outstanding share capital of GLG Inc. in favor of GLG Partner Services LP pursuant to a pledge agreement.

Beginning in mid-2006, GLG entered into partnership with a number of its key personnel in recognition of their importance in creating and maintaining the long-term value of GLG. These individuals ceased to be employees and either became holders of direct or indirect limited partnership interests in GLG or formed two

GLG
Notes to the Combined Financial Statements (continued)
(US Dollars in thousands)

limited liability partnerships (“LLPs”) through which they provide services to GLG. Through these partnership interests and under the terms of service agreements between GLG and the LLPs, these individuals are entitled to a priority drawing and an additional share of the profits earned by certain GLG Entities. Such individuals are referred to as “Non-Controlling Interest Holders”.

In March and June 2007, Laurel Heights LLP and Lavender Heights LLP issued equity interests to two limited partnerships, Sage Summit LP and Lavender Heights Capital LP, respectively, in which certain key personnel of GLG became holders of indirect limited partnership interests in GLG. Pursuant to a Sharing Agreement among certain equity holders of the GLG Entities, Sage Summit LP and Lavender Heights Capital LP are entitled, through their equity interests in Laurel Heights LLP and Lavender Heights LLP to receive 15% collectively of the proceeds derived from an initial public offering relating to GLG or a third party sale of GLG.

These combined financial statements are presented in US Dollars ($) prepared under US generally accepted accounting principles (“US GAAP”) in connection with the proposed acquisition of GLG by Freedom Acquisition Holdings Inc. (“Freedom”) a US listed Special Purpose Acquisition Company as described in Note 12. This transaction contemplates that Freedom will be the ultimate parent company of the GLG Entities.

GLG operates in one business segment, the management of global funds and accounts. GLG uses a multi-strategy approach, offering over forty funds across equity, credit convertible and emerging markets products. GLG has determined that it does not own a substantive, controlling interest in any of the investment funds it manages and as a result no investment funds are required to be consolidated by GLG.

The condensed combined financial statements as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 are unaudited and, in the opinion of management, contain all adjustments (consisting only of adjustments of a normal recurring nature) necessary to present fairly the financial position, results of operations and cash flows of GLG. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2007.

2.	Summary of Significant Accounting Policies

Principles of Combination

These financial statements combine those entities in which the three Principals and the Trustees have control over significant operating, financial or investing decisions of the entity. GLG combines certain entities it controls through a majority voting interest or otherwise in which the managing partners are presumed to have control over them pursuant to FASB Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). All intercompany transactions and balances among the GLG Entities have been eliminated.

Minority Interest relates to the equity of GLG Holdings Inc. and GLG Inc., entities in which GLG does not own any interests.

Members Equity is a combination of equity ownerships of Principals, Trustees and Non-Controlling Interest Holders of the GLG Entities.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of

GLG
Notes to the Combined Financial Statements (continued)
(US Dollars in thousands)

revenues, expenses and other income during the reporting periods. Actual results could differ materially from those estimates.

Revenue Recognition

Management fees are calculated as a percentage of net assets under management in the funds managed by GLG based upon the contractual terms of investment advisory and related agreements and recognized as earned as the related services are performed. These fees are generally payable on a monthly basis, one month in arrears.

Performance fees are calculated as a percentage of investment gains (which includes both realized and unrealized gains) less management and administration fees, subject in certain cases to performance hurdles, over a measurement period, generally six months. GLG has elected to adopt the preferred method of recording performance fee income, Method 1 of EITF Topic D-96, Accounting for Management Fees Based on a Formula (“Method 1”). Under Method 1, GLG does not recognize performance fee revenues and related compensation until the end of the measurement period when the amounts are contractually payable, or crystallized.

The majority of the investment funds and accounts managed by GLG have contractual measurement periods that end on each of June 30 and December 31. As a result, the performance fee revenues for GLG’s first fiscal quarter and third fiscal quarter results do not reflect revenues from uncrystallized performance fees during these three-month periods and will be reflected instead at the end of the fiscal quarter in which such fees crystallize.

In certain cases, GLG may rebate a portion of its gross management and performance fees in order to compensate third-party institutional distributors for marketing GLG products and, in a limited number of cases, in order to incentivize clients to invest in funds managed by GLG. Such arrangements are generally priced at a portion of GLG’s management and performance fees paid by the fund. GLG accounts for rebates in accordance with EITF No. 99-19 Reporting Revenue Gross as a Principal versus Net as an Agent (“EITF 99-19”), and has recorded its revenues net of rebates. In addition most funds managed by GLG have share classes with distribution fees that are paid to third party institutional distributors.

Administration fees are calculated in a similar basis as management fees and are recognized as revenue as the related services are performed. From its gross administration fees, GLG pays sub-administration fees to third-party administrators and custodians. In accordance with EITF 99-19 the administration fees are recognized net of sub-administration fees.

Rebates and sub-administration fees on the balance sheet represent amounts payable under the rebate and sub-administration fee arrangements described above.

Prior to 2005, GLG levied transaction charges on certain of the funds it managed, with respect to certain investment types, on a per-trade basis. Beginning in 2005, GLG ceased levying transaction charges and increased administration fee rates for these funds, which now include a portion retained by GLG. This transition was effected on a fund-by-fund basis, with GLG ceasing to levy transaction charges on all funds by the end of 2005, and administration fees being introduced to the majority of the funds managed by GLG in 2006.

Where a single-manager alternative strategy fund or internal FoHF managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG, the “investing fund” is the top-level GLG Fund into which a client invests and the “investee fund” is the underlying GLG Fund into which the investing fund allocates funds for investment. When one of the single-manager alternative strategy funds or

GLG
Notes to the Combined Financial Statements (continued)
(US Dollars in thousands)

internal FoHFs managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG:

•	management fees are charged at the investee fund level. In addition, management fees are charged on the following GLG Funds at the investing fund level: (1) GLG Multi Strategy Fund; and (2) Prime GLG Diversified Fund;

•	performance fees are charged at the investee fund level. In addition, performance fees are charged on the following GLG Funds at the investing fund level: (1) Prime GLG Diversified Fund; and (2) GLG Global Aggressive Fund to the extent that the performance fee at the investing fund level exceeds the performance fee at the investee fund level; and

•	administration fees are charged at both the investing and investee fund levels.

  Employee compensation and benefits

The components of employee compensation and benefits are:

•	Base compensation— fixed contractual base payments made to personnel. This compensation is paid to employees in the form of base salary. Base compensation is generally paid monthly and the expense is recognized as the amounts are paid.

•	Variable compensation— payments that arise from the contractual entitlements of personnel to a fixed percentage of certain variable fee revenues attributable to such personnel with respect to GLG Funds and managed accounts. These amounts are paid to employees in the form of variable salary. Variable compensation expense is recognized at the same time as the underlying fee revenue is crystallized, which may be monthly or semi-annually (on June 30 and December 31), depending on the fee revenue source.

•	Discretionary compensation— payments that are determined by GLG’s management in its sole discretion and are generally linked to performance of GLG and to performance of the individual during the year. In determining such payments, GLG’s management considers, among other factors, the ratio of total discretionary compensation to total revenues; however, this ratio may vary between periods and, in particular, significant discretionary bonuses may still be paid in a period of low performance for personnel retention and incentivization purposes. This discretionary compensation is paid to employees in the form of a discretionary cash bonus. Discretionary compensation is generally declared and paid following the end of each calendar year. However, the notional discretionary compensation charge accrual is adjusted monthly based on the year-to-date profitability and revenues recognized on a year-to-date basis. As the majority of funds crystallize their performance fees at June 30 and December 31, the majority of discretionary compensation expense is generally crystallized at year end and typically paid in January following year end.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and highly liquid investments including money market accounts with original maturities of three months or less. Due to the short term nature of these deposits and investments, their carrying values approximate their fair values.

Investments

Investments represent GLG’s initial capital contribution made to certain GLG Funds. The investments are recorded at cost, which approximates to their fair value. GLG does not have significant influence over these investments.

GLG
Notes to the Combined Financial Statements (continued)
(US Dollars in thousands)

Property and Equipment

Property and Equipment consists of furniture, fixtures, equipment, computer hardware and software, and leasehold improvements and are recorded at cost less accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives:

Useful Lives

Furniture	5 years
Equipment	5 years
Leasehold Improvements	10 years or remaining lease term, whichever is shorter

Fair Value of Financial Instruments

Financial instruments consist of cash, cash equivalents, investments, fees receivable, rebates and sub-administration fees payable, accrued compensation and benefits, income taxes payable, distributions payable, accounts payable and other accruals, other liabilities and loan payable. The carrying amounts of these financial instruments approximates their fair values due either to their short-term nature or, in the case of loan payable, to the variable interest rate that approximates prevailing market rates.

Foreign Currency Transactions and Translations

Transactions denominated in currencies other than the functional currency of the related entity are recorded by remeasuring them in the functional currency of the related entity using the foreign exchange rate on the date of the transaction. At the dates of the combined balance sheets, monetary assets and liabilities, such as receivables and payables, are reported using the period-end spot foreign exchange rates. Foreign exchange rate differences are recorded in the combined statement of operations.

For the purpose of consolidation, the assets and liabilities of the GLG Entities with functional currencies other than US Dollars are translated into US Dollar equivalents using period-end spot foreign exchange rates, whereas revenues and expenses are translated using the weighted-average foreign exchange rate for the period. Translation adjustments arising from consolidation are included in Accumulated other comprehensive income (“AOCI”) within Total Members Equity.

Comprehensive Income

Comprehensive Income consists of Net Income and Other Comprehensive Income. GLG’s Other Comprehensive Income is comprised of foreign currency cumulative translation adjustments. This relates to GLG Entities whose functional currencies are not in US Dollars. There was no income tax expense related to items of other comprehensive income.

Interest Income, net

Interest income and expense are recognized on the accruals basis.

Income Taxes

Certain of the GLG Entities combined in these financial statements are subject to UK, Irish and US income taxes. GLG accounts for these taxes using the asset and liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 (“SFAS 109”), Accounting for Income Taxes under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when management believes it is more likely than not that some or all of the deferred tax asset will not be realized.

GLG
Notes to the Combined Financial Statements (continued)
(US Dollars in thousands)

Distributions

Distributions by GLG to Principals and Trustees are recognized when declared. Distributions to Non-Controlling Interest Holders consist of a priority drawing, which is recognized in the period in which it is payable and an additional profit share, which is recognized in the period in which it is declared.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 123 (R), Share-Based Payment (“SFAS 123 (R)”), which requires all equity-based payments to employees to be recognized using a fair value based method. On January 1, 2006, GLG adopted SFAS 123 (R) using the modified prospective method. The adoption of SFAS 123 (R) did not have a material impact on GLG’s historical combined financial statements as GLG had not issued any equity-based awards prior to December 31, 2006.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on GLG’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings. SFAS 159 applies to reporting periods beginning after November 15, 2007. GLG is currently evaluating the potential effect on its financial condition, liquidity and results of operations upon adoption of SFAS 159.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 requires companies to recognize the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. The tax benefit recognized is the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on GLG’s combined financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS 140”). SFAS 155 provides, among other things, that (1) for embedded derivatives which would otherwise be required to be bifurcated from their host contracts and accounted for at fair value in accordance with SFAS 133, an entity may make an irrevocable election, on an instrument-by-instrument basis, to measure the hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings and (2) concentrations of credit risk in the form of subordination are not considered embedded derivatives. SFAS 155 is effective for all financial instruments acquired, issued or subject to re-measurement after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Upon adoption, differences between the total carrying amount of the individual components of an existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative effect adjustment to beginning retained earnings. Prior periods are not restated. The adoption of SFAS 155 is not expected to have a material impact on GLG’s financial statements.

On September 13, 2006 the staff of the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year

GLG
Notes to the Combined Financial Statements (continued)
(US Dollars in thousands)

misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on GLG’s combined financial statements.

3.	Investments

GLG owns subscriber shares in each of the following funds it manages, namely GLG Investments Plc, GLG Investments III Plc and GLG Investments IV Plc. GLG also owns at nil par value subscriber shares in GLG Global Convertible Fund Plc, GLG Investments V Plc, GLG Global Opportunity Fund Plc and Prime GLG Diversified Fund Plc. GLG also owns management shares in GLG MMI Enhanced II Fund. These investments have been translated using the period-end exchange rate and are recorded at cost which approximates to their fair value.

4.	Property and Equipment, net

Property and equipment, net consist of the following:

	September 30,	December 31,
	2007	2006	2005
	(Unaudited)

Furniture and Fixtures, net	$1,188	$1,732	$949
Computer and Equipment, net	3,395	2,455	621
Leasehold Improvements, net	2,328	1,096	916
Other Assets, net	2,055	838	804

	$8,966	$6,121	$3,290

Accumulated depreciation and amortization totaled $8,243 and $10,117 as of December 31, 2005 and 2006, respectively, and $11,669 as of September 30, 2007. Depreciation and amortization expenses totaled $2,347, $1,685 and $1,874 for the years ended December 31, 2004, 2005 and 2006, respectively and $1,171 and $1,552 for the nine months ended September 30, 2006 and 2007, respectively.

5.	Loan Payable

GLG Holdings Limited entered into a credit facility in the principal amount of $13,000 on October 29, 2002 with the Bank of New York. Interest on the loan is payable quarterly at the annual rate of LIBOR plus 75 basis points. The loan is repayable in four equal quarterly installments of $3,250. The first installment was originally due on January 29, 2007; however the facility was extended on February 28, 2007 for another five years under the same terms and conditions and the repayment will commence effective January 29, 2012.

The loan is secured by a pledge of substantially all of the assets of GLG Holdings Limited and there are fixed charges on the future revenue streams of certain GLG Entities.

GLG
Notes to the Combined Financial Statements (continued)
(US Dollars in thousands)

	Nine Months Ended	Years Ended
	September 30,	December 31,
	2007	2006	2005
(Unaudited)

Average interest rates for the period	6.10%	5.89%	4.11%

Scheduled principal payments for long-term borrowings at December 31, 2006 are as follows:
2007			$—
2008			—
2009			—
2010			—
2011			—
Thereafter			13,000

$13,000

6.	Commitments and Contingencies

GLG is involved in three regulatory investigations, all of which are substantially completed. In addition, GLG, in the ordinary course, responds to a variety of regulatory inquiries.

On November 23, 2006 and June 21, 2007, the Autorité des Marchés Financiers (“AMF”) imposed fines of €1.2 million ($1,600) and €1.5 million ($2,000) against GLG in connection with GLG’s trading in the shares of Alcatel S.A. (“Alcatel”) prior to a December 12, 2002 issuance of Alcatel convertible securities and in Vivendi Universal S.A. (“Vivendi”) prior to a November 14, 2002 issuance of Vivendi convertible securities. GLG has appealed these decisions.

On May 29, 2007, GLG agreed to pay a civil penalty of $500 and disgorgement and interest of approximately $2,704 to settle enforcement and civil actions brought by the SEC for illegal short selling. GLG did not admit or deny the findings, but consented to the SEC order finding that GLG violated Rule 105 of Regulation M under the Exchange Act in connection with 14 public offerings and a final judgment in the civil action in the United States District Court for the District of Columbia.

In March 2006, an employee resigned from GLG. In July 2006, the individual filed a claim for unfair dismissal against GLG. In May 2007, the dispute was concluded with the individual by way of a settlement agreement. The overall terms of the settlement were that the individual would withdraw his tribunal proceedings and that GLG would pay the individual $15,000 in respect of accrued employment obligations and separately a further $1,500 per quarter for the next five quarters for providing certain services to GLG. In these combined financial statements we have accrued the $15,000 paid in May 2007 and will be recognizing the separate consulting fees as the services are rendered.

GLG has provided for the amounts set forth above as Other liabilities within Current Liabilities.

Indemnifications

In the normal course of business, GLG and its subsidiaries enter into operating contracts that contain a variety of representations and warranties and that provide general indemnifications. GLG’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against GLG that have not yet occurred. However, based on experience, GLG expects the risk of material loss to be remote.

GLG
Notes to the Combined Financial Statements (continued)
(US Dollars in thousands)

Operating Leases

GLG has annual commitments under non-cancellable operating leases for office space located in London, UK, George Town, Cayman Islands, and New York, US which expire on various dates through 2018. The minimum future rental expense under these leases is as follows:

Year Ended December 31,

2007	$4,287
2008	4,287
2009	4,339
2010	4,339
2011	4,339
Thereafter	27,877

$49,468

Rent expenses are recognized on a straight-line basis during the years ended December 31, 2006, 2005 and 2004 were $7,485, $6,239 and $5,096 respectively.

7.	Net Revenues

Net management fees, net performance fees, net administration fees are derived as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)
Gross management fees	234,903	157,944	224,548	162,756	152,126
Management fee rebates	(36,011)	(27,963)	(38,275)	(24,798)	(13,138)

Net management fees	198,892	129,981	186,273	137,958	138,988

Gross performance fees	353,191	181,279	402,512	285,338	181,929
Performance fee rebates	(9,356)	(4,232)	(7,772)	(5,933)	(3,905)

Net performance fees	343,835	177,047	394,740	279,405	178,024

Gross administration fees	51,342	29,731	42,532	4,872	3,894
Sub-administration fees	(8,356)	(4,681)	(7,718)	(4,561)	(3,894)

Net administration fees	42,986	25,050	34,814	311	0

GLG does not collect data on the geographical location of investors and, therefore, it is impracticable to provide a geographical analysis of revenues.

GLG
Notes to the Combined Financial Statements (continued)
(US Dollars in thousands)

8.	Income Taxes

GLG Entities are subject to income tax of the countries (UK, Ireland and US) in which they conduct business. Since 2004, the income taxes charged geographically are as follows:

	Nine Months Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)

UK Income Taxes	$32,130	$14,361	$28,767	$24,551	$47,952
Irish Income Taxes	365	173	313	203	149
US Income Taxes	525	269	145	591	271

Total Income Taxes	$33,020	$14,803	$29,225	$25,345	$48,372

The following table is a reconciliation of income taxes computed at the standard UK corporation tax rate to the income tax charge:

	Nine Months Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)

Profit before tax	$408,122	$175,649	$388,733	$196,247	$276,440

Tax charge at UK corporation tax rate (30)%	122,437	52,695	116,620	58,874	82,932
Factors affecting charge:
Overseas tax rate differences	(28,913)	(15,438)	(27,557)	(35,185)	(36,118)
Disallowed and non-taxable items	1,746	505	841	1,656	1,558
Pass through to Non-Controlling Interest Holders	(62,250)	(22,959)	(60,679)	—	—

Tax on profit on ordinary activities	$33,020	$14,803	$29,225	$25,345	$48,372

Effective Income Tax Rate	8.09%	8.43%	7.52%	12.91%	17.49%

The effective income tax rate differs based on the location of the GLG Entities and the local tax regulations applying in those countries. This has resulted in an overseas tax rate difference. Non-Controlling Interest Holders are individually responsible for reporting and paying taxes on distributions received by them from GLG and as such these distributions are not subject to tax at the GLG level.

The UK tax returns for certain GLG Entities for the year ended December 31, 2005, based upon which GLG paid taxes of $24,551 are still subject to examination by the UK tax authorities. The tax returns for the year ended December 31, 2006, based upon which GLG expects to pay taxes of $28,767 have not been filed yet with the UK tax authorities.

9.	Employee Benefit Plans

GLG provides a defined contribution plan for eligible employees in the UK. All UK employees are eligible to contribute to the plan after three months of qualifying service. GLG contributes a percentage of the employee’s annual salary, subject to UK statutory restrictions, on a monthly basis. For the years ended December 31, 2006, 2005 and 2004, GLG incurred expenses of $1,049, $1,198 and $994 respectively in connection with this plan. For the nine months ended September 30, 2007, GLG incurred expenses of $684 in connection with this plan.

GLG
Notes to the Combined Financial Statements (continued)
(US Dollars in thousands)

10.	Regulated Entities

Certain GLG Entities are registered with, and subject to the capital requirements of, the UK Financial Services Authority, Cayman Islands Monetary Authority and Irish Financial Services Regulatory Authority. These entities have continuously operated in excess of their regulated capital requirements.

These regulatory capital requirements may restrict GLG’s ability to withdraw capital from its entities. At September 30, 2007 approximately $28,500 of net assets of consolidated entities may be restricted as to the payment of distributions and advances.

11.	Related Parties

A subsidiary of Lehman Brothers Holdings Inc. owns approximately 15.3% of GLG’s equity.

The non-voting stock of a number of GLG entities combined in these financial statements are pledged to Lehman Brothers Bankhaus AG as security on loans to current and prior GLG principals. The loans require that all dividends paid on the non-voting shares be applied to the repayment of the loans.

Lehman Brothers Holdings Inc. and its affiliates (collectively, “Lehman Brothers”) acts as a broker, prime broker, derivatives counterparty and stock lending agent to certain of the GLG Funds and managed accounts on an arm’s-length basis.

Lehman Brothers distributes GLG Funds through its private client sales force, and GLG rebates to Lehman Brothers, on an arm’s-length basis, certain of the fees that it receives from the GLG Funds in relation to these investments. The annual charge to GLG was approximately $3,842, $2,347 and $1,945 in 2006, 2005 and 2004, respectively, and $3,698 and $2,260 for the nine months ended September 30, 2007 and 2006, respectively.

Lehman Brothers also provides payroll services to GLG and has agreed to provide GLG with disaster recovery support, such as office space. The annual charge to GLG was approximately $76, $81 and $63 in 2006, 2005 and 2004, respectively, and $52 and $74 for each of the nine months ended September 30, 2007 and 2006, respectively.

Leslie J. Schreyer, who in his capacity as Trustee of the Gottesman GLG Trust is a member of the group of individuals that exercise common control over the GLG Entities, serves as legal counsel and adviser to GLG Partners Services LP on a part-time basis under a consulting agreement. The consulting agreement provides for an annual base fee of $1,500, of which $500 is paid in monthly installments and the balance is paid when bonuses are payable. Mr. Schreyer is also eligible to receive a bonus and other benefits, such as health insurance. Mr. Schreyer received total compensation of $3,200, $2,900 and $5,300 for 2006, 2005, and 2004, respectively, and $400 for each of the nine months ended September 30, 2007 and 2006.

Jonathan Green, a shareholder in certain GLG Entities and a former Principal, was paid a consulting fee of $1,000 for each of 2006, 2005, and 2004.

12.	Subsequent Events

On June 13, 2007 GLG entered into in an agreement to purchase all of the shares of GLG Holdings Inc. for $2,500. The operations, assets and liabilities of GLG Holdings Inc. and its subsidiary GLG Inc. are combined in these financial statements, but the earnings and equity are reflected as minority interests as of December 31, 2005 and 2006 and September 30, 2007. The acquisition is subject to a number of conditions including GLG Inc. and/or GLG registering with the SEC as an Investment Adviser under the Investment Advisers Act 1940 to the extent required by applicable law, and all applicable regulatory approvals being obtained.

In June 2007 GLG’s shareholders entered into a Purchase Agreement with Freedom and its subsidiaries under which Freedom agreed to purchase 100% of the ownership interests in GLG for cash and shares of Freedom and a Freedom subsidiary (the “Acquisition”). The Acquisition closed on November 2, 2007.

================================================================================

GLG
Notes to the Combined Financial Statements (continued)
(US Dollars in thousands)

The Acquisition will be considered to be a reverse acquisition and recapitalization for accounting purposes. Under this method of accounting, GLG will be treated as the acquiring company and the Acquisition will be treated as the equivalent of GLG issuing stock for the net monetary assets of Freedom accompanied by a recapitalization of GLG. The net monetary assets of Freedom, primarily cash, will be stated at their fair value, which will be equivalent to the carrying value, and accordingly no goodwill or other intangible assets will be recorded. A final determination of the estimated fair values will be based on the actual net monetary assets acquired as of the date of completion of the Acquisition.

In October 2007, the Principals and the Trustees agreed with Mr. Jabre and the Jabre GLG Trustee to resolve, at no cost to GLG, ongoing disagreements with respect to profit allocations in prior years and the transfer of Mr. Jabre’s and the Jabre GLG Trustee’s shares in GLG through a distribution of profits to the Jabre GLG Trustee which would otherwise have been made to the Trustees prior to the closing of the acquisition and an adjustment in the purchase price for Mr. Jabre’s and the Jabre GLG Trustee’s shares in GLG. In addition, Mr. Jabre and the Jabre GLG Trustee, on the one hand, and GLG and others, on the other hand, have agreed to mutual general releases.

On November 2, 2007, the credit facility provided by Bank of New York was repaid in full and the loan terminated.